Exhibit 10.17

                                S REMAINDER CORP.
                               823 Eleventh Avenue
                            New York, New York 10019

                                                            May 10, 2000

Namdor Inc.
823 Eleventh Avenue
New York, New York  10019

Gentlemen:

            This letter sets forth our agreement with respect to the supermarket located at 72nd Street and First Avenue, New York, New York (the "Store") as follows:

1. Effective as of May 10, 2000, Namdor Inc. ("Namdor") shall have the right to operate the Store and all of the assets comprising the Store for its own account. From May 10, 2000 (the "Commencement Date") until the termination of this Agreement, Namdor agrees to (i) provide all personnel for the operations of the Store at its own cost and expense, (ii) pay all taxes incurred from the operation of the Store, (iii) make all payments required to be made by the tenant under the lease for the Store directly to the landlord and (iv) pay all other expenses incurred in connection with the operations of the Store. Namdor shall be entitled to retain all revenues generated from the operation of the Store.

1. Without limiting the generality of Paragraph 1 hereof, Namdor is hereby granted, full and complete authority to operate the Store under the name "Gristede's" or under such other name as Namdor shall from time to time deem appropriate, and to do everything and to take such action necessary for the conduct of business of the Store and for the purchasing of merchandise and equipment for the operation of the Store as Namdor shall in its sole discretion determine. By means of example and not of limitation, Namdor may conduct the following activities with respect to the Store:

2.

      - Purchasing inventory, merchandise and equipment; maintaining the operating books and accounting records of the Store; conducting sale and promotional activities; and conducting all merchandising and advertising activities;

      - Hiring and firing of employees, agents, and the dealing with independent contractors as Namdor shall deem necessary, convenient, advantageous or proper to the operation of the business at the Store;

      - Applying for such licenses and permits as Namdor may determine to be necessary, convenient, advantageous or proper for the operation of the Store;

      - Implementing selling prices and gross margin goals set by Namdor from time to time;

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      -     Negotiating contracts for the purchase, sale or disposition of merchandise and equipment at retail or wholesale, upon such terms as Namdor shall determine to be necessary, convenient, advantageous or proper;

      - Negotiating contracts of any type and description for services that Namdor may determine from time to time to be necessary, convenient or advantageous to the operation of the business at the Store;

      - Negotiating leases for personal property and/or real property for the Store;

      - Obtaining and maintaining insurance policies as Namdor may deem necessary, convenient, advantageous or proper for the operation of the business at the Store, naming itself as insured party.

1. Namdor hereby agrees to indemnify, defend and hold harmless S Remainder Corp. ("S Corp."), its directors, officers, employees, agents and affiliates and their successors and assigns, from and against all claims, actions or causes of action, assessments, demands, losses, damages, judgments, settlements, liabilities, costs and expenses, including, without limitation, costs and legal or other expenses for investigating or defending any action or threatened actions, interest, penalties, and reasonable attorneys' fees and expenses of any nature whatsoever, whether actual or consequential (collectively, "Damages") asserted against, resulting to, imposed upon or incurred by S Corp., directly or indirectly, by reason of Namdor's operation of the Store. S Corp. shall promptly notify Namdor of the existence of any claim, demand or other matter to which the indemnification obligations may apply. S Corp. shall give Namdor reasonable opportunity to defend the same at its own expense and with counsel of its own selection; provided that S Corp. may participate in such defense with its own counsel at its own expense.

2.

3. (a) To induce Namdor to enter into this Agreement, S Corp. grants Namdor, its parent Gristede's Foods, Inc. ("GRI"), or any other affiliated or non-affiliated entity designated by Namdor or GRI, an option, valid until December 31, 2005, to purchase the Store at a fair market price as of the date of acquisition to be calculated by using the methodology set forth on Exhibit A attached hereto.

4.

5. (b) In consideration of the grant to Namdor of the operating rights to the Store as provided herein, Namdor shall pay to S Corp. $1.00 per annum from the Commencement Date, plus such amount as shall from time to time be determined by the directors of GRI (excluding John Catsimatidis).

6.

7. This Agreement shall terminate on May 10, 2001; provided, however, that the term of this Agreement shall automatically be extended for additional one year periods unless either Namdor or S Corp. shall have given the other notice that it does not wish to extend this Agreement not later than ninety (90) days prior to the end of the then current term.

8.

9. The terms and conditions of this Agreement shall inure to the successors and assigns of each party.

10.

11. This Agreement constitutes the entire agreement between Namdor and S Corp. concerning the subject matter hereof and shall be deemed to supersede and replace all prior agreements, understandings and undertakings, whether oral or written.

12.

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            If this Agreement correctly expresses your understanding, kindly so indicate by signing all of the enclosed copies and by returning two (2) fully executed copies to the undersigned.

                                        Very truly yours,

                                        S REMAINDER CORP.


                                        By: /s/ John A. Catsimatidis
                                           -------------------------------------
                                              John A. Castimatidis
                                              Chairman of the Board

As of the 10th day of May, 2000, the undersigned hereby acknowledges and agrees to the foregoing terms and conditions.

                                        NAMDOR INC.

                                        By: /s/ John A. Catsimatidis
                                           -------------------------------------
                                           John A. Catsimatidis
                                           Chairman of the Board
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                                    EXHIBIT A

                           METHODOLOGY FOR CALCULATING
                            PURCHASE PRICE FOR STORE

Multiply (i) EBITDA for the Store for the four consecutive fiscal quarters after the purchase (commencing with the first day of the first fiscal quarter of Namdor after the purchase) by (ii) the average EBITDA multiple utilized by Coopers & Lybrand ("C&L") in rendering its Fairness Opinions on the 1997 acquisition of the Food Group, such average C&L multiple to be adjusted for any change in market factors in the intervening period (such adjustment, if any, to be made after consultations by Namdor with C&L). As is standard, the purchase price will be adjusted for any capital expenditures financed by Namdor and for the net working capital assets acquired.